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                  (Name of Registrant as Specified in Charter)


             THE COMMITTEE TO REVITALIZE DOMINION BRIDGE CORPORATION
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      (Name of Person(s) filing Proxy Statement, if other than Registrant)


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

paid previously.  Identify the previous filing by registration statement number,
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
                   THE COMMITTEE TO REVITALIZE DOMINION BRIDGE


                                  PRESS RELEASE
                                                           FOR IMMEDIATE RELEASE
                                                                   JULY 10, 1997

                   COMMITTEE UNVEILS BUSINESS PLAN, ANNOUNCES
                  SHAREHOLDERS INFORMATION MEETING TO INTRODUCE
                                 NEW MANAGEMENT



         New York, NY (July 11). The Committee to Revitalize Dominion Bridge Corporation (NASDAQ): DBCO) announced today that it has filed a financial summary of its proposed Business Plan for Dominion Bridge as part of its proxy materials with the Securities and Exchange Commission. The Committee expects that the fundamentals inherent in its Business Plan, including the new management to implement it, will provide the means to restore the Company to profitability.

         To discuss its Business Plan and other related matters, the Committee will hold its second informational meeting on July 16 at the Harvard Club in New York at 3 P.M. All shareholders and media are invited. Shareholders are referred to the Committee's SEC filings for complete information concerning the proposed Business Plan.

         Furthermore,  the Committee  announced that it has  established its own
Web site on the Internet. The Committee's Web site address is http://www.k4.com/dbcommittee. The proposed Business Plan, as well as all of the Committee's other filed proxy materials and related documentation including its press releases and its members' Email addresses, can be obtained at this site.

         Most importantly, the proposed Business Plan incorporates the proposed acquisition of FirstKey Project Technologies Inc., including their management, based in large part on an earn out formula, and the related issuance to shareholders of Contingent Value Rights (CVRs) that establish shareholder value proposals announced by The Committee on July 2.

         Mr. Clare Boudreau, Chairman, and Mr. Richard Morency, President and CEO of FirstKey, who would become members of the Committee's senior management upon assuming control, will be present to meet shareholders, as will the founding members of the Committee's management team.

         Ken Mariash, President and CEO of the Committee noted, "presentation of the Business Plan is to inform shareholders of the prospective operational results under the Committee's new directions for Dominion Bridge Corporation. Because of the experience of the Committee's management team, we believe that Dominion Bridge will under our leadership possess the ability to operate as a turnkey infrastructure provider, as opposed to its present status which limits its activity to being a subcontractor."


         Ken Mariash discussed the positive attributes of the acquisition of FirstKey to the Business Plan, noting "...FirstKey, while a recently formed design-build company, is a spin-off of one of Canada's oldest Canadian industrial contractors, Bennett & Wright, formed over 120 years ago; these senior managers were also some of the founders of the Bracknell Corporation, one of Canada's most successful contractors. The FirstKey management team brings to Dominion Bridge Corporation a group of highly qualified senior management executives with solid credentials in general contracting, engineering, project management, project development and financing, and business management in general. The team has particular experience in mechanical and electrical contracting, industrial process automation, power generation, pulp and paper, steel industry, automotive industry, board manufacturing, oil and gas, transportation, infrastructures, pollution control, and the operation and maintenance of industrial facilities."

         Mr. Mariash continued "FirstKey's Chairman, Clare Boudreau, has an impressive record of business success, both as an owner of his own contracting firm as well as general manager or vice president of such large construction companies or industrial corporations as Standard Electric, Crona Group, Guy F. Atkinson and State Group. Mr. Boudreau was instrumental from 1986 to 1994 in transforming The Bracknell Corporation from an electrical contractor company to a diversified international turnkey construction manager listed on the Toronto Stock Exchange, including raising approximately C$60 million dollars through two successful financings. At Bracknell, Mr. Boudreau's purview included the three key multi-discipline areas of general contracting, operation and maintenance, and project financing. From 1988 to 1991, Bracknell's stock price went from C$0.50 to C$9.50".

         "Richard Morency, President and C.E.O. of FirstKey," Mr. Mariash continued, "was for 23 years a principal with one of the leading Canadian engineering firms, the Roche Group from Quebec City. Mr. Morency successively held executive positions in administration and finance, corporate and business development, international projects, and engineering and construction management, with particular emphasis on design-build projects. In January 1996, he left his position as Senior Vice President for Industry and Construction to join the Bennett & Wright organization as Executive Vice President of the


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


EPCM Division, until its incorporation as FirstKey and its management buyout in 1997. He is a past Commissioner of the National Capital Commission in Ottawa and was an active participant in Quebec's engineering and business communities, before his relocation in Toronto."

         Mr. Mariash further noted, "The FirstKey management team brings the multi-discipline skills necessary to elevate Dominion Bridge to a design-build capacity that will provide us with the competence to add substantial business for Dominion Bridge in Canada and internationally. Mr. Boudreau and his team have extensive experience internationally, working closely with Canada's project export financing entities as well as with many of other leading project finance institutions and corporations. Shareholders can look forward to a management team, including the Company's existing qualified executives and the management at McConnell Dowell, which can revitalize Dominion Bridge. Furthermore, not only will FirstKey's US $600 million backlog be a substantial initial addition to Dominion Bridge's revenues, but we believe that FirstKey will be able to expand Dominion Bridge Inc.'s and Steen Becker's annual revenues as well, by an amount which we estimate at over $75 million in the first year of operations."

         "The Committee has also received a confidential report commissioned by a third party containing a preliminary credit check of Dominion Bridge through commercial sources" noted Mr. John Dutton, Secretary to the Committee. "We are gravely concerned with the preliminary conclusion of this confidential report, which indicates a rapid increase in the number of supplier notices against Dominion Bridge for non-payment or late payment over the past 3-6 months. A C.O.D. condition appears to also exist between Dominion Bridge and its major suppliers, including its all important steel suppliers. Either the Board of Directors is unaware of the Company's deteriorated cash situation or they are being less than forthright with shareholders. In partial recognition of this and other related problems, the Committee has provided for a $7.5 million provision for write-downs of Company assets in 1997 in the Committee's Business Plan. With this potentially worsening cash and credit crisis at the Company, together with the danger of losing significant work if it is not resolved imminently, it is critical that shareholders quickly return their signed white consent cards so that the Committee can move to implement its revitalization plan before it is too late."


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